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                            Description Of Issuance,
                       Transfer And Redemption Procedures
                          For Flexible Premium Variable
                        Universal Life Insurance Policies
                                    Issued By
                     American Family Life Insurance Company

     This document sets forth the administrative procedures, as required by Rule 6e-3(T)(b)(12)(iii), that will be followed by American Family Life Insurance Company (the "Company" or "American Family") in connection with the issuance of its flexible premium variable universal life insurance policy ("Policy" or "Policies") and acceptance of payments thereunder, the transfer of assets held thereunder, and the redemption by owners of the Policy ("owners") of their interests in those Policies. Terms used herein have the same definition as in the prospectus for the Policy that is included in the current registration statement on Form S-6 for the Policy (File No. 333-44956) as filed with the Securities and Exchange Commission ("Commission" or "SEC").

I. Procedures Relating to Purchase and Issuance of the Policies and Acceptance of Premiums
     ---------------------------------------------------------------------------

     A.   Offer of the Policies, Application, Initial Premium Payment, and
          Issuance
          -----------------------------------------------------------------

          Offer of the Policies. The Policies are offered and issued pursuant to
          ---------------------
          underwriting standards in accordance with state insurance laws. The initial premium payment for the Policies is not the same for all owners with the same specified amount. Insurance is based on the principle of pooling and distribution of mortality risks, which assumes that each owner pays an initial premium payment commensurate with the insured's mortality risk as actuarially determined utilizing factors such as age and underwriting class of the insured. Uniform premium payments for all insureds would discriminate unfairly in favor of those insureds representing greater risk. Although there is no uniform premium payment for all insureds, there is a uniform premium payment for all insureds of the same underwriting class and age and same specified amount.

          Application. Persons wishing to purchase a Policy must complete an
          -----------
          application and submit it to the Company at its Home Office, 6000 American Parkway, Madison, Wisconsin 53783-0001, through any licensed American Family life insurance agent who is also a registered representative of American Family Securities, LLC, the principal underwriter for the Policy. The application must specify the name of the primary insured and provide certain required information about the primary insured. The application must designate premium allocation percentages, specified amount, and name the beneficiary, and generally must be accompanied by an initial premium payment. The minimum initial premium payment depends on a number of factors including the age and underwriting class of the proposed insured and the specified amount. The Company determines the

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          minimum specified amount for a Policy based on the attained age and underwriting class of the primary insured when the Policy is issued. The minimum specified amount for issue ages 0-17, non-smoker underwriting class is $100,000. The minimum specified amount for issue ages 18-80 in all the underwriting classes is as follows: select - $150,000; preferred - $100,000; non-smoker - $50,000; and regular -
          $50,000. The maximum issue age for insureds is age 80.

          In certain limited circumstances, the Company may accept and process an application without an initial premium payment. In the case of a C.O.D. application, the Company would process the application, if in good order, and forward the Policy to an American Family life insurance agent for delivery to the applicant on the issue date specified in the Policy. The minimum required premium payment would be paid at the time of delivery and full insurance coverage under the Policy would commence upon the Company's receipt of such premium payment. In the case of an internal replacement, the Company may process an application, if in good order, with full insurance coverage under the Policy commencing upon the Company's transfer of cash value from the exchanged policy.

          If mandated under applicable law, the Company may be required to reject an initial premium payment and therefore the application for the Policy.

          Receipt of Application and Underwriting. Upon receipt of a completed
          ---------------------------------------
          application in good order after review by the Company's broker-dealer affiliate for compliance with suitability and other National Association of Securities Dealers, Inc. standards, the Company will follow its established insurance underwriting procedures for life insurance designed to determine whether the proposed primary insured is insurable. This process may involve such verification procedures as medical examinations and may require that further information be provided about the proposed primary insured before a determination can be made.

          A policy may be issued other than as applied for if, based on the information reviewed, the proposed insured is ineligible for a rider, is not eligible for the amount of insurance requested, is ineligible for the rate class applied for, or otherwise does not meet all underwriting guidelines. In such situations, the applicant may be offered the opportunity to purchase an alternate policy. If such offer is accepted in writing by the applicant, the alternate policy would then be issued.

          The underwriting process determines the underwriting class to which the primary insured is assigned if the application is accepted. The Company currently places insureds in several underwriting classes, based on the Company's underwriting, including select, preferred, non-smoker and regular. The original underwriting class applies to the initial specified amount. The underwriting process is typically completed within 45 days but may be longer in some cases depending upon the results of medical examinations and required changes in underwriting class.

          The Company reserves the right to reject an application for any reason permitted by law. If an application is declined or cancelled for any reason, the full amount paid with the application will be refunded without interest. As a general matter, if the underwriting process is not completed within 90 days, the underwriting process will stop and the full amount paid with the application will be refunded without interest.

          Issuance of Policy. Generally, when the underwriting process has been
          ------------------
          completed, the original application as applied for has been approved, and an initial premium payment of sufficient amount has been received, the Policy is issued. This is the issue date.

          The issue date is the date when the underwriting process is complete, the Company issues the Policy, and the Company begins to deduct the monthly deduction. The issue date is also shown on the specifications page of the Policy. It is also the date when the Company will allocate the initial premium to the money market subaccount and/or the fixed account. The Company mails the Policy to the owner within three business days of approval for issuance except where the Policy is issued on an other than applied for basis.

          If the Policy is issued other than as applied for, full insurance coverage will take effect upon the completion of the underwriting process and owner payment for and acceptance of the Policy. The issue date will be printed in the Policy and may be several days earlier than when the Policy is delivered to the owner. Monthly deductions will begin on the backdated issue date. The owner will therefore incur charges for the period between the issue date and the record date as though full insurance coverage is in effect during this period, even though full coverage does not in fact begin until the record date (or a few days prior to the record date in some cases).

          Initial Premium and Temporary Insurance Coverage. An applicant must
          ------------------------------------------------
          generally pay an initial premium payment with the application. In any state other than Kansas, the Company may give the applicant a conditional receipt. This means that, if the primary insured meets the Company's underwriting requirements and subject to a maximum limitation, insurance coverage will become effective on the effective date the Company specifies in the conditional receipt. The effective date will be the latest of (i) the date of completion of the application, (ii) the date of completion of all required medical exams and tests the Company requires, (iii) the date requested in the application, and (iv) the date any required amendments have been signed.

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          In the state of Kansas, if the primary insured meets the Company's eligibility requirements for temporary insurance coverage, then the Company will provide temporary insurance coverage. Temporary insurance coverage is limited to the lesser of the specified amount applied for or $500,000. Temporary insurance coverage continues until the earlier of the date insurance coverage takes effect under the Policy or the date the Company mails notice of termination and refunds the premium payment.

          Backdating. The Company may sometimes backdate a Policy, if the owner
          ----------
          requests, by assigning an issue date earlier than the record date so that the owner can obtain lower cost of insurance rates, based on a younger insurance age. The Company will not backdate a Policy earlier than 14 days prior to the date on which the application is completed. For a backdated Policy, monthly deductions will be calculated beginning with the backdated issue date. The owner will therefore incur charges for the period between the issue date and the record date as though full insurance coverage is in effect during this period, even though full coverage does not in fact begin until the record date (or a few days prior to the record date in some cases).

     B.   Additional Premiums
          -------------------

          1.   Additional Premiums Permitted. Additional premiums may be paid in
               -----------------------------
               any amount, and at any time, subject to the following limits:

                    o    A premium must be at least $100.

                    o Total premiums paid under the Policy may not exceed certain premium payment limitations for life insurance set forth in the Internal Revenue Code.

                    o Additional premiums may not be paid after the Policy's maturity date.

               An owner may pay premium payments by any method the Company deems acceptable. Additional premium payments must be sent to the Money Processing Center at P.O. Box 7430, Madison, Wisconsin 53777. From time to time, owners may mistakenly forward premium payments to the Northwest or Midland Regional Money Processing Centers. Those payments are forwarded via overnight mail for next day delivery to the Money Processing Center. Mail addressed to the Money Processing Center is delivered to the mailroom in the Money Processing office building at least two times daily, usually at 5:45 a.m. and 9:00 a.m. Envelopes containing premium payment checks are specially coded. Those envelopes are sorted and scanned in and imaged on to the Automatic Work Distribution System and assigned a date and time. The

               Company will treat any payment made as a premium payment unless it is clearly marked as a loan repayment.

          2.   Electronic Payments or Billing. An owner may authorize electronic
               ------------------------------
               payment of premiums from his or her bank account. An owner may make electronic payments on an annual, semi-annual, quarterly, or monthly basis. The Company credits premium payments made through electronic payment or billing at the price next computed after the Company initiates the draft.

          3.   Refund of Excess Premium Amounts. If at any time a premium is
               --------------------------------
               paid that would result in total premiums exceeding limits established by law to qualify a Policy as a life insurance policy, the Company will accept the total premium under the Policy and request clarification from the owner. The Company will notify the owner of available options. If requested by the owner, the excess premium will be refunded after the Company processes that portion of the total premium equal to the maximum amount that may be paid under the Policy. If the Company refunds an excess premium, additional premium payments may not be made until they are allowed by the maximum premium limitations. The Company will monitor Policies and will notify an owner on a timely basis if the owner's Policy is in jeopardy of becoming a modified endowment contract under the Internal Revenue Code.

          4.   Planned Premium Payments. An owner may determine a planned
               ------------------------
               premium payment schedule which allows him or her to pay level premium payments at fixed intervals over a specified period of time. An owner is not required to pay premiums according to this schedule. The owner may change the planned premium payment frequency, amount and time period over which the owner makes planned premium payments by providing a written notice to the Company's Administrative Service Center, P.O. Box 1296, Greenville, SC 29602. Any such change must comply with the premium payment limits for additional premium payments discussed above. The Company has the right to limit the amount of any increase in planned premium payments. A Policy may lapse if investment experience is poor, even if planned premium payments are made on schedule (except during the first five Policy years if premiums equal to or in excess of the minimum premium are paid or the guaranteed minimum death benefit rider is in effect and the conditions of the rider are met).

          5.   Death Benefit Increases. After the first Policy year, an owner
               -----------------------
               may increase the specified amount by submitting an application and providing evidence of insurability satisfactory to the Company at the Administrative Service Center. On the effective date of the increase, and taking the increase into account, the surrender value must be equal to the monthly deduction then due. If not, the increase will not occur until the owner pays sufficient additional premium to increase the surrender value. A different cost of insurance charge may apply to the increase in specified amount, based on the primary insured's underwriting class at the time of the increase.

     C.   Crediting Premiums
          ------------------

          Initial Premium. The initial premium will be credited to the Policy on
          ---------------
          the issue date (except for C.O.D. applications). Once the Company determines that the primary insured meets its underwriting requirements and the underwriting process is complete, full insurance coverage begins, the Company issues the Policy, and begins to deduct monthly insurance charges from the net premium. On the issue date, the Company will allocate the initial net premium to the money market subaccount and/or the fixed account.

          On any day that the Company credits net premium payments or transfers cash value to a subaccount, the Company will convert the dollar amount of the net premium payment (or transfer) into subaccount units at the unit value for that subaccount, determined at the end of that valuation day. The Company will credit amounts to the subaccounts only on a valuation day, that is, on a date the New York Stock Exchange ("NYSE") is open for trading (except the day after Thanksgiving, a day, other than December 25th, designated as a Christmas holiday or when a subaccount's corresponding portfolio does not value its shares). On a day where the NYSE closes early or is unable to open, the underlying portfolios may be unable to price their shares. In that case, the Company will convert the dollar amount of net premium payment (or transfer) into subaccount units at the unit value for that subaccount, determined at the end of the next valuation day. Where a portfolio is unable, due to emergency conditions, to value its shares, the Company will credit amounts to the subaccounts on the next valuation day at the price calculated subsequently for the day on which the portfolio was unable to value its shares.

          The Company will allocate the initial premium payment allocated to the variable account, minus the premium charge and the monthly deduction(s) on the issue date to the money market subaccount. The Company will also allocate any premium payments it receives from the issue date to the reallocation date (the record date, plus the number of days in an owner's state's right to examine period (generally 30 days), plus 10 days) to the money market subaccount. The premium payments(s) will remain in the money market subaccount for the number of days in the applicable state free look period plus 10 days. Premium payments minus the premium charge and the monthly deduction allocated to the fixed account are directed to that account on the issue date.

          On the reallocation date, the Company will reallocate all premium payments(s) (at the unit value next determined) from the money market subaccount to the subaccount options the owner selected on the application, in accordance with the allocation percentages provided in the application.

     D.   Premium Payments During a Grace Period and Premium Payments Upon
          ----------------------------------------------------------------
          Reinstatement
          -------------

          If the surrender value is zero, and there is an outstanding Policy loan, or if the surrender value is insufficient to pay the monthly deduction due and other charges, the Policy will be in default and a grace period will begin.

          The Policy will not lapse: during the first five Policy years, if the owner pays premiums (less any loan balance and partial surrenders) equal to or in excess of the minimum premium (there is no such guarantee for any increase in specified amount); if the owner purchases a guaranteed minimum death benefit rider and meets certain conditions; or if the owner makes a payment equal to the outstanding monthly deductions and any loan interest due before the end of the grace period.

          The grace period will end 61 days after the date the Company mails the notice stating the amount required to be paid and the final date by which the Company must receive the payment. The notice will be sent to the owner's last known address and to any assignee of record. The Policy does not lapse, and the insurance coverage continues, until the expiration of the grace period.

          If the grace period ends, all coverage under the Policy will terminate without value. The owner may reinstate the Policy within five years of entering a grace period that ends with subsequent termination of coverage. The owner, however, may not reinstate the guaranteed minimum death benefit rider. Reinstatement is not allowed if the Policy was surrendered for its surrender value.

          To reinstate a Policy, an owner must provide the Company with:

               o    written notice requesting reinstatement;

               o evidence of insurability for each insured which is acceptable to the Company; and

               o payment of a minimum premium sufficient to keep the Policy in force for three months, including any past due minimum premium payments and loan interest due.

          On reinstatement, the cash value will equal the net premiums paid at reinstatement, minus all unpaid monthly deductions due during the last expired grace period, minus an additional monthly deduction due at the time of reinstatement. Surrender charges will still apply, and will be calculated as of the original issue date of the Policy. The reinstatement date for a Policy will be the date the Company approves the application for reinstatement. The incontestability provision will apply from the effective date of reinstatement.

     E.   Allocations of Initial Premium Payment Among the Subaccounts and the
          --------------------------------------------------------------------
          Fixed Account Options
          ---------------------

          The Variable Account. An owner may allocate premiums to one or more of
          --------------------
          the subaccounts of American Family Variable Account I (the "variable account"). The variable account currently consists of 9 subaccounts, the assets of which are used to purchase shares of one of the corresponding investment portfolios of the Fidelity Variable Insurance Products Fund, Fidelity Variable Insurance Products Fund II, Fidelity Variable Insurance Products Fund III, Federated Insurance Series, SEI Insurance Products Trust, Strong Variable Insurance Funds, Inc. and Strong Opportunity Fund II, Inc. (the "funds"). Each fund is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. Additional subaccounts may be added from time to time to invest in other portfolios of the funds or any other investment company. Subaccounts may also be deleted from time to time.

          When an owner allocates an amount to a subaccount (either by premium allocation, transfer of contract value or repayment of a Policy loan), the Policy is credited with accumulation units in that subaccount. The number of accumulation units is determined by dividing the dollar amount allocated, transferred or repaid to the subaccount by the subaccount's accumulation unit value at the end of the valuation period when the allocation, transfer or repayment is effected. A subaccount's accumulation unit value is determined for each valuation day by multiplying the accumulation unit value for a subaccount for the prior valuation day by the net investment factor for the subaccount for the current valuation day. The accumulation unit value for each subaccount was arbitrarily set at an initial value at the time the subaccount commenced operations. The net investment factor is an index used to measure the investment performance of a subaccount from one valuation period to the next.

          The Fixed Account Option. Owners also may allocate premiums to the
          ------------------------
          fixed account option which guarantees principal and a minimum fixed rate of interest.

          Money allocated or transferred to the fixed account option will earn interest at a rate at least equal to a guaranteed minimum annual rate of 3%. The Company may use rates that are higher than the guaranteed minimum rate.

          Allocations Among the Variable Account and the Fixed Account Options.
          --------------------------------------------------------------------
          Premiums are allocated to the subaccounts and the fixed account options in accordance with the following procedures:

          General. In the application for the Policy, the owner will specify the
          -------
          percentage of premium payment to be allocated to each subaccount of the variable account and/or the fixed account. The percentage of each premium that may be allocated to any subaccount or the fixed account must be a whole number, and the sum of the allocation percentages must be 100%. An owner must allocate at least 10% of each premium payment in any subaccount or the fixed account selected.

          Allocation percentages may be changed at any time by the owner submitting a written notice (or any other notice the Company deems satisfactory) to the Administrative Service Center, or over the telephone if appropriate authorization is in effect.

          Allocation to the Money Market Subaccount. On the issue date the
          -----------------------------------------
          Company will allocate the initial premium payment(s) directed to the variable account to the money market subaccount until the reallocation date. The premium payments will remain in the money market subaccount for 40 days. The 41st day is the reallocation date. On the reallocation date, the Policy value will be reallocated to the subaccounts selected by the owner on the application. Premium payments allocated to the fixed account are directed to that account on the issue date.

          Allocation After the Reallocation Date. Additional premiums received
          --------------------------------------
          after the reallocation date will be credited to the Policy and allocated to the subaccounts or fixed account in accordance with the allocation percentages in effect on the valuation day that the premium is received at the Money Processing Center. Allocation percentages can be changed at any time.

     F.   Loan Repayments and Interest Payments
          -------------------------------------

          Repaying Loan Amount. The owner may repay all or part of the loan
          --------------------
          amount at any time. The loan amount is equal to the sum of all outstanding Policy loans including both principal plus any accrued interest. Loan repayments must be sent to the Administrative Service Center and will be credited as of the date received. The Company reserves the right to limit the minimum amount of any loan repayments. Loan repayments must be clearly marked as such, or they will be applied as premium payments. If the death benefit becomes payable while a Policy loan is outstanding, the loan amount will be deducted in calculating the death benefit.

          Allocation for Repayment of Policy Loans. On the date the Company
          ----------------------------------------
          receives a repayment of all or part of a loan, the Company will transfer from the loan account to the subaccounts and the fixed account such amount in the same manner as current premiums are allocated, or as directed by the owner.

          Interest on Loan Reserve. The amount in the loan account will be
          ------------------------
          credited with an annual guaranteed interest rate not lower than 8% for preferred loans and 6% for non-preferred loans. See "Policy Loans" below.

II.  Transfers
     ---------

     A.   Transfers Among the Subaccounts and the Fixed Account
          -----------------------------------------------------

          The owner may transfer cash value between and among the subaccounts of the variable account and, subject to certain special rules, to and from the fixed account.

          In any Policy year, the owner may make an unlimited number of transfers among the subaccounts or from the subaccounts to the fixed account; however, an owner may make only one transfer from the fixed account to the subaccounts in a Policy year. The Company imposes a transfer charge of $25 for each transfer in excess of 12 during any Policy year. For purposes of the transfer charge, each written or telephone request is considered to be a single transfer regardless of the number of subaccounts affected by the transfer. Any unused "free" transfers do not carry over to the next year. The minimum amount that may be transferred from each subaccount is the lesser of $250 or the total cash value in the subaccount on that date.

          The maximum transfer amount from the fixed account to the subaccounts in any Policy year is 25% of the cash value in the fixed account. If the balance in the fixed account would be less than $1,000 after the transfer, the entire value in the fixed account must be transferred.

          The owner may authorize the use of telephone transfer privileges either in the application or by a separate telephone request form. The telephone transfer privilege allows the owner to request transfers by telephone and to change the allocation of future premium payments among the subaccounts and the fixed account. The Company processes a telephone transfer request at the price determined as of the close of the valuation day on which it is received.

          The Company employs reasonable procedures to confirm that instructions received by telephone are genuine. If the Company follows such procedures, it will not be liable for any losses due to unauthorized or fraudulent instructions. The Company reserves the right to limit, revoke or modify the transfer privileges (including telephone transfer privileges) at any time and for any reason.

          The owner may participate in a dollar cost averaging ("DCA") program, whereby the owner can authorize/request systematic transfers for a specified duration (on a monthly, quarterly, semi-annual or annual basis) a set dollar amount from the money market subaccount to one or more of the other subaccounts. DCA transfers must be at least $250.

          Alternatively, the owner may participate in an automatic asset reallocation program, whereby the owner may authorize automatic transfers among the subaccounts on a monthly, quarterly, semi-annual or annual basis. There is no minimum amount for automatic asset reallocation transfers.

     B.   Transfer Errors
          ---------------

          In accordance with industry practice, the Company will establish procedures to address and to correct errors in amounts transferred among the subaccounts and the fixed account, except for de minimis amounts. The Company will correct non-de minimis errors it makes and will assume any risk associated with the error. Owners will not be penalized in any way for errors made by the Company. The Company will take any gain resulting from the error.

          Limits on Transfers. The following limitations apply to transfers
          -------------------
          under the Policy:

               o A transfer of more than 25% of the accumulation value in the fixed account as of the date of transfer would not be permitted unless the transfer causes the accumulation value in the fixed account to fall below $1,000. In that case, the Company will transfer the entire accumulation value in the fixed account.

               o Transfers to the fixed account must be at least $250 or the total accumulation value in the Subaccount(s), if less than $250.

               o The Company imposes a $25 charge per transfer on each transfer after the twelfth during a Policy year. Transfers due to dollar cost averaging, automatic asset reallocation, or the initial allocation of accumulation value from the money market subaccount do not count as transfers for the purpose of assessing the transfer fee.

               o Each telephone or written request is considered to be a single transfer, regardless of the number of subaccounts (or fixed account) involved.

               o Only one transfer from the fixed account to the subaccounts is permitted each Policy year.

          The Company reserves the right to limit transfers in any Policy year, or to refuse any transfer request for an owner if:

               o The Company believes, in its sole discretion, that excessive trading by the owner, or a specific transfer request, or a group of transfer requests, may have a detrimental effect on the unit values of any subaccount or the share prices of any portfolio or would be detrimental to other owners; or

               o The Company is informed by one or more portfolios that they intend to restrict the purchase of portfolio shares because of excessive trading or because they believe that a specific transfer or group of transfers would have a detrimental effect on the price of portfolio shares.

               o The Company reserves the right to impose limitations in any manner reasonably designed to prevent transfers that it considers disadvantageous to other owners.

III. "Redemption" Procedures
     -----------------------

     A.   "Free-Look" Rights
          ------------------

          The Policy provides for an initial free-look right during which an owner may cancel the Policy by returning it to the Company at its Administrative Service Center or the agent who sold the Policy before the end of 30 days after the Policy is delivered. Upon receipt of the Policy by the Company at the Administrative Service Center, the Policy will be deemed void from the beginning. Within seven calendar days after the Company or the agent receives the cancellation request and Policy, the Company will pay a refund. The refund will be equal to the greater of:

               o Cash value at the end of the valuation date on which the Company receives the returned Policy at its home office plus any premium charges deducted and any monthly deductions charged against cash value; or

               o    the sum of all premiums paid for the Policy.

     B.   Surrenders
          ----------

          Requests for Surrender Value. The owner may surrender the Policy at
          ----------------------------
          any time for its surrender value by submitting a written request at the Administrative Service Center. The insured must be alive, and the Policy must be in force at the time the written request is made. The surrender value on any valuation day equals the cash value, minus any applicable surrender charge, minus any applicable loan balance. The surrender value will be determined by the Company at the end of the valuation day the Administrative Service Center receives all required documents, including a satisfactory written surrender form signed by the owner. The Company will cancel the Policy as of the date the written surrender form is received at the Administrative Service Center and the Company will ordinarily pay the surrender value in a lump sum within seven days following receipt of the written request and all other required documents. An owner may request other arrangements for payment. The Company has the right to defer payment from the fixed account for up to six months or the period allowed by law, whichever is less. The Policy cannot be reinstated after it is surrendered.

          The Company may delay making a payment if: (1) the disposal or valuation of the variable account's assets is not reasonably practicable because the NYSE is closed for other than a customary holiday or weekend, trading is restricted by the SEC, or the SEC declares that an emergency exists; or (2) the SEC by order permits postponement of payment to protect the Policy owners. The Company may defer making payments attributable to a check that has not cleared. The Company also may defer payment of amounts from the fixed account for up to six months after receipt of written notice.

          If mandated under applicable law, the Company may be required to block an owner's account and thereby refuse to pay any request for transfers, partial surrenders, surrenders or death benefits, until instructions are received from the appropriate regulator.

          Surrender of Policy -- Surrender Charge. If the Policy is surrendered
          ---------------------------------------
          during the first 14 Policy years or during the first 14 years after an increase in specified amount, the Company will deduct a surrender charge from cash value and pay the remaining cash value (less any outstanding loan balance) to the owner. The amount of the surrender charge depends on the specified amount, underwriting class of the primary insured, issue age and Policy year. Increases in specified amount have their own surrender charge penalty period.

          The surrender charge is a flat dollar cost per $1,000 of specified amount for Policy years 1-14 which varies based on underwriting class and age.

                         Table of Representative Charges

           Issue
           Age       Male N/S     Male Regular     Female N/S     Female Regular
             25         $6.00         $9.50           $5.00          $7.50
             35         $9.00        $12.00           $7.00          $9.50
             45        $15.00        $19.00          $12.00         $15.00
             55        $28.00        $37.50          $22.00         $30.00
             65        $42.00        $42.00          $35.00         $42.00
             75        $42.00        $42.00          $42.00         $42.00

          For any underwriting class and issue age the surrender charge is constant for the first five Policy years, then decreases as follows:
          90% in Policy year 6, dropping 10% each Policy year to 0% in Policy year 15.

     The  surrender charge is calculated by:
     ---------------------

          1. the appropriate surrender charge factor from the surrender charge tables in the policy form for the insured's age on the issue date and the number of full Policy years since the issue date (regardless of whether the Policy has lapsed and been reinstated) (the tables vary by issue age and underwriting class); multiplied by

          2.   the number of thousands of specified amount on the issue date.

C.   Partial Surrenders
     ------------------

     When Partial Surrenders are Permitted. After the first Policy year, the
     -------------------------------------
     owner may withdraw a portion of the surrender value, subject to the following conditions:

          o The owner must submit partial surrender requests in writing to the Administrative Service Center.

          o    Only four partial surrenders are allowed during a Policy year.

          o    The owner must request at least $250.

          o The owner can specify the subaccount(s) and the fixed account from which the partial surrender will be taken; otherwise, the Company will deduct the amount from the subaccounts and the fixed account in proportion to the value in each account.

          o The Company will process the partial surrender at the unit values next determined after the request is received.

          o The Company generally will pay a partial surrender request within seven days following the valuation day on which the partial surrender request is received.

          o The Company deducts a processing fee (on a pro rata basis) equal to the lesser of $25 or 2% of the amount withdrawn from the Contract value for each partial surrender.

          o The Company deducts a partial surrender charge from cash value in proportion to the charge that would apply to a full surrender.

     The Company may delay making a payment if: (1) the disposal or valuation of the variable account's assets is not reasonably practicable because the NYSE is closed for other than a customary holiday or weekend, trading is restricted by the SEC, or the SEC declares that an emergency exists; or (2) the SEC by order permits postponement of payment to protect the Policy owners. The Company may defer making payments attributable to a check that has not cleared. The Company also may defer payment of amounts from the fixed account for up to six months after receipt of written notice.

     If mandated under applicable law, the Company may be required to block an owner's account and thereby refuse to pay any request for transfers, partial surrenders, surrenders or death benefits, until instructions are received from the appropriate regulator.

D.   Lapses
     ------

     If sufficient premium payment has not been received by the 61st day after a grace period notice is sent, the Policy will lapse without value and no amount will be payable to the owner.

E.   Monthly Deduction
     -----------------

     On the issue date and on each monthly deduction day, redemptions in the form of deductions will be made from cash value for the monthly deduction, which is a charge compensating the Company for the services and benefits provided, costs and expenses incurred, and risks assumed by the Company in connection with the Policy. The monthly deduction consists of three components: (a) the cost of insurance charge; (b) the policy fee; and (c) any charges for additional benefits added by riders to the Policy.

     The Monthly Deduction. A monthly deduction will be deducted from each
     ---------------------
     subaccount and the fixed account on the issue date and on each monthly deduction day (or the next business day if the monthly deduction day falls on a non-business day) on a pro-rata basis from all accounts (i.e., in the same proportion that the cash value in each subaccount and the fixed account bears to the total cash value on the monthly deduction day).

     The monthly deduction is equal to:

          o    the cost of insurance charge for the Policy; plus

          o    the policy fee; plus

          o    the charges for any riders.


     Cost of Insurance Charge. The Company deducts a cost of insurance charge.
     ------------------------
     The cost of insurance charges are calculated monthly, and depend on a number of variables, including the primary insured's issue age and underwriting class, the Policy year, and specified amount. The charge varies from Policy to Policy and from monthly deduction day to monthly deduction day.

     For death benefit option one the cost of insurance on any monthly deduction day is:

          o the specified amount on the monthly deduction day, divided by 1.0024662; minus

          o the Policy's adjusted cash value on the monthly deduction day; multiplied by

          o the applicable cost of insurance rates on the monthly deduction day divided by 1,000.

     For death benefit option two the cost of insurance on any monthly deduction day is:

          o the specified amount on the monthly deduction day plus the Policy's adjusted cash value on the monthly deduction day divided by 1.0024662 minus

          o the Policy's adjusted cash value on the monthly deduction day; multiplied by

          o the applicable cost of insurance rates on the monthly deduction day divided by 1,000.

     The adjusted cash value for the base Policy is the cash value reduced by the monthly cost of any riders (except a rider for total disability) and the monthly deduction.

     The Company calculates the cost of insurance charge separately for the initial specified amount and for any increase in specified amount. If the Company approves an increase in the Policy's specified amount, then a different underwriting class (and a different cost of insurance charge) may apply to the increase, based on the insured's circumstances at the time of the increase.

     The Company bases the cost of insurance rates on the primary insured's issue age, underwriting class, number of full years the insurance has been in force, and the specified amount. The actual cost of insurance rates are based on the Company's expectations as to future mortality and expense experience. The rates will never be greater than the guaranteed cost of insurance rates stated in the Policy. These guaranteed rates are based on the 1980 Commissioner's Standard Ordinary Mortality Table and the primary insured's issue age and underwriting class.

     Policy Fee. The monthly policy fee is equal to $6.00 for specified amounts
     ----------
     $100,000 or greater and $9.00 for specified amounts less than $100,000. An extra $2.50 per month charge is assessed in the first five Policy years.

F.   Mortality and Expense Risk Charge
     ---------------------------------

     The Company deducts a daily charge from each subaccount to compensate it for certain mortality and expense risks it bears under the Policy. The charge is equal to an annual rate of 0.90% of the average daily net assets of the variable account in Policy years 1-10, and 0.45% thereafter. The Company reserves the right to increase the mortality and expense risk charge to a maximum annual rate of 0.90% for the eleventh Policy year and Policy years thereafter.

G.   Death Benefits
     --------------

     Payment of Insurance Proceeds. As long as the Policy remains in force, the
     -----------------------------
     Company will pay the insurance proceeds to the primary beneficiary or contingent beneficiary no later than seven days after receipt at the Administrative Service Center of due proof of the insured's death. If there is no primary beneficiary or contingent beneficiary living, the Company will pay the insurance proceeds to the owner or to the owner's estate. The Company will pay the insurance proceeds as a lump sum, under a settlement option or into an interest-bearing draft account opened in the primary beneficiary's name. The primary beneficiary can withdraw all or a portion of the proceeds in the draft account at any time. The Company fully guarantees all amounts held in the draft account.

     The Insurance Proceeds. The insurance proceeds will equal:
     ----------------------

          o    the death benefit; minus

          o    any unpaid monthly deductions; minus

          o    any outstanding indebtedness on the date of death; minus

          o for option one policies only, the amount of any partial surrender within two years of the primary insured's death; plus

          o    any additional insurance provided by rider.

     If all or part of the insurance proceeds are paid in one sum or through a settlement option, the Company will pay interest on this sum as required by applicable state law.

     The Death Benefit. The owner may choose between two death benefit options
     -----------------
     on his or her application. The owner may change the death benefit option at any time with no additional charges while the Policy is in force.

     Option One. Option one is a level death benefit. It is equal to the greater
     ----------
     of:

          o    the specified amount; or

          o the cash value (determined on the date of the primary insured's death) multiplied by the applicable death benefit percentage.

     Option Two. Option two is a variable death benefit. It is equal to the
     ----------
     greater of:

          o the specified amount plus the cash value (determined on the date of the primary insured's death); or

          o the cash value (determined on the date of the primary insured's death) multiplied by the applicable death benefit percentage.

     Effect of Partial Surrender on Death Benefit. A partial surrender will
     --------------------------------------------
     reduce the cash value by the amount of the partial surrender, the processing fee, and any surrender charge. If the owner has chosen the level death benefit (option one), a partial surrender, including any partial surrender charge and processing fee, charged within two years of the date of death of the primary insured will reduce the death benefit by that amount.

H.   Policy Loans
     ------------

     General. The owner may obtain a Policy loan from the Company at any time by
     -------
     submitting a loan application request to the Administrative Service Center. The maximum loan amount is 90% of the surrender value. An owner may take a preferred loan, up to the amount the surrender value exceeds premium payments. Policy loans will be processed as of the valuation day the request is received and loan proceeds generally will be sent to the owner within seven days thereafter.

     Collateral for Policy Loans. When a Policy loan is made, an amount equal to
     ---------------------------
     the loan proceeds is transferred from the cash value in the subaccounts and fixed account to the loan account. The loan account is part of the Company's general account. This withdrawal is made based on the owner's premium allocation instructions in the loan application request. If allocation instructions are not specified in the owner's loan application request, the loan will be withdrawn from the subaccounts and the fixed account on a pro rata basis.

     Interest on Policy Loans. The Company charges interest daily on any
     ------------------------
     outstanding Policy loan. The maximum loan interest rate is 8% per year, compounded annually. Interest is due and payable at the end of each Policy year. On each Policy anniversary, any unpaid amount of loan interest accrued since the last Policy anniversary becomes part of the outstanding loan and accrues interest. An amount equal to the unpaid amount of interest is transferred to the loan reserve from each subaccount and the fixed account on a pro rata basis.

     Effect of Policy Loans. A loan, whether or not repaid, affects the Policy,
     ----------------------
     the cash value, the surrender value, and the death benefit. The insurance proceeds and surrender value include reductions for any outstanding loan balance. Repaying a loan causes the death benefit and surrender value to increase by the amount of the repayment. As long as a loan is outstanding, the Company will hold an amount as collateral for the loan in the loan account. This amount is not affected by the investment performance of the subaccounts and may not be credited with the interest rates accruing on the fixed account. Amounts transferred from the variable account to the loan account will affect the cash value, even if the loan is repaid, because the Company will credit these amounts with an interest rate the Company declares rather than with a rate of return that reflects the investment performance of the variable account.

I.   Lump Sum Payments by the Company
     --------------------------------

     Lump sum payments of partial surrenders, surrenders or death benefits from the subaccounts will be ordinarily made within seven days of the valuation day on which the Administrative Service Center receives the request and all required documentation. The Company may postpone the processing of any such transactions for any of the following reasons:

          1. If the disposal or valuation of the variable account's assets is not reasonably practicable because the NYSE is closed for trading other than for customary holiday or weekend closings, or trading on the NYSE is otherwise restricted, or an emergency exists, as determined by the SEC.

          2. When the SEC by order permits a delay for the protection of owners.

          3.   If the payment is attributable to a check that has not cleared.

          4. If mandated under applicable law, the Company may be required to block an owner's account and thereby refuse to pay any request for transfers, partial surrenders, surrenders or death benefits, until instructions are received from the appropriate regulator.

J.   Redemption Errors
     -----------------

     In accordance with industry practice, the Company will establish procedures to address and to correct errors in amounts redeemed from the subaccounts and the fixed account, except for de minimis amounts.

K.   Misstatement of Age or Gender
     -----------------------------

     If the insured's age or gender has been misstated in the application, then the death benefit under the Policy and any benefits provided by riders will be adjusted based on what would have been payable at the correct age and gender.

L.   Incontestability
     ----------------

     The Policy limits the Company's right to contest the Policy as issued or as increased, except for reasons of material misstatements contained in the application (or any supplemental application), after it has been in force during the primary insured's lifetime for a minimum period, generally for two years from the Policy date, effective date of any increase in coverage or the effective date of a reinstatement.

M.   Suicide Exclusion
     -----------------

     The Policy limits the death benefit if the insured dies by suicide generally within two years after the Policy date (or effective date of any increase in coverage, if provided by state law).